Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Sonnet BioTherapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	318,561	$0.33	$105,125.13	$0.00011020	$11.58
	Total Offering Amounts				$105,125.13		11.58
	Total Fee Offsets						-
	Net Fee Due						$11.58

(1)	Covers 318,561 shares of common stock issuable under the Sonnet BioTherapeutics Holdings, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”), and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of shares of common stock issuable under the 2020 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the Nasdaq Capital Market on August 15, 2023.